Exhibit 5.1

April 17, 2009

Board of Directors

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22012

Ladies and Gentlemen:

As the General Counsel and Corporate Secretary of Capital One Financial Corporation (the “Company”), I have participated in the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), with respect to the registration of an additional 20,000,000 shares (“Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Shares subject to the Registration Statement are to be issued under the Capital One Financial Corporation 2004 Stock Incentive Plan, as amended (the “2004 Plan”), subject to stockholder approval of proposed amendments to the 2004 Plan to authorize the issuance thereunder of the Shares (the “Amendments”).

In connection therewith, I have examined the originals, or photostatic or certified copies, of such records of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinion set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Company and any participants in the 2004 Plan that would expand, modify or otherwise affect the terms of the 2004 Plan or the respective rights or obligations of the participants thereunder. Finally, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigation, on which I have relied in issuing the opinion expressed below.

Based upon and subject to the foregoing and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined and subject to stockholder approval of the Amendments, it is my opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the 2004 Plan, at prices in excess of the par value thereof, will be legally issued, fully paid and nonassessable.

I express no opinion herein as to matters involving the laws of any jurisdiction other than the State of Delaware and the United States of America. This opinion is limited to the current laws of the State of Delaware and the current federal laws of the United States, and to the current judicial interpretations thereof and to the facts as they exist on the date hereof. I assume no obligation to revise or supplement the opinion should the present laws, or the interpretation thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ John G. Finneran, Jr.
John G. Finneran, Jr., Esq.
General Counsel and Corporate Secretary